                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                  SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (Amendment No. 3)

                              Ringer Corporation
                              ------------------
                                (Name of Issuer)

                                  Common Stock
                                  ------------
                         (Title of Class of Securities)

                                  766907 10 9
                                  -----------
                                 (CUSIP Number)



Check the following if a fee is being paid with this statement [X]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent of such class.) (See Rule 13d-7).

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO.  00817R 10 3                13G


- ------------------------------------------------------------------------------
 1   NAME OR REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              Norwest Corporation
              Taxpayer Identification No.  41-0449260

- ------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE LINE IF A MEMBER OF A GROUP*            (a)
                                                                       -------
                                                                   (b)
                                                                       -------

- ------------------------------------------------------------------------------
 3   SEC USE ONLY



- ------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

              Delaware

- ------------------------------------------------------------------------------
   NUMBER OF    5    SOLE VOTING POWER

    SHARES                  818,462
                     ---------------------------------------------------------
 BENEFICIALLY   6    SHARED VOTING POWER

   OWNED BY                 0
                     ---------------------------------------------------------
     EACH       7    SOLE DISPOSITIVE POWER

   REPORTING                788,462
                     ---------------------------------------------------------
    PERSON      8    SHARED DISPOSITIVE POWER

     WITH                   0
- ------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              818,462

- ------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*




- ------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

               7.6%

- ------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

              HC

- ------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                 SCHEDULE 13G
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934


Item 1(a)      Name of Issuer:
- ---------      ---------------

               Ringer Corporation

Item 1(b)      Address of Issuer's Principal Executive Offices:
- ---------      ------------------------------------------------

               9959 Valley View Rd.
               Minneapolis, MN  55344

Item 2(a)      Name of Person Filing:
- ---------      ----------------------

               1. Norwest Corporation

Item 2(b)      Address of Principal Business Office(s):
- ---------      ---------------------------------------

               1. Norwest Corporation
                  Norwest Center
                  Sixth and Marquette
                  Minneapolis, MN  55479-1000


Item 2(c)      Citizenship:
- ---------      -----------

               1. Norwest Corporation is a Delaware corporation.

Item 2(d)      Title of Class of Securities:
- ---------      ----------------------------

               Common Stock


Item 2(e)      CUSIP Number:
- ---------      ------------

               766907 10 9


Item 3         If this Statement is filed pursuant to Rule 13d-1(b) or 13d-2(b):
- ------         ---------------------------------------------------------------

               Not Applicable


Item 4         Ownership:
- ------         ---------

               1. Norwest Corporation

               (a) Amount Beneficially Owned. At December 31, 1993, Norwest Corporation was deemed to own, indirectly through its subsidiaries, 818,462 shares. Norwest Corporation has no other rights to acquire additional shares through the exercise of options or otherwise.

               (b) Percent of Class:   7.6%

               (c) Number of shares as to which Norwest Corporation, indirectly through its subsidiaries, has:

                 (i)   Sole power to vote or direct the vote:  818,462

                 (ii)  Shared power to vote or direct the vote:  0

                 (iii) Sole power to dispose or to direct the disposition of:
                       788,462

                 (iv)  Shared power to dispose or direct the disposition of:
                       0

               Norwest Corporation and its subsidiaries disclaim beneficial ownership of, and the filing of this statement shall not be construed as an admission that any of them is a beneficial owner of, the shares covered by this statement for purposes of Sections 13, 14, or 16 of the Act.

Item 5         Ownership of Five Percent or Less of Class:
- ------         ------------------------------------------

               Not Applicable

Item 6         Ownership of More than Five Percent on Behalf of Another
- ------         --------------------------------------------------------
               Person:
               ------

               Not Applicable


Item 7         Identification and Classification of the Subsidiary Which
- ------         ---------------------------------------------------------
               Acquired the Security Being Reported on by the Parent Holding
               -------------------------------------------------------------
               Company:
               -------

               This statement is filed pursuant to Rule 13d-1(c) and 13d-1(f)(1) by Norwest Corporation as a parent holding company on behalf of the entities listed in Exhibit A to this statement.


Item 8 and Item 9
- -----------------

               Not Applicable


Item 10        Certification:
- -------        -------------

               By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


               Signature:
               ---------
               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete, and correct.

    Dated: February 8, 1994

    NORWEST CORPORATION

    By  /s/ Laurel A. Holschuh
        ------------------------------------
         Laurel A. Holschuh, Senior Vice President
            and Secretary

                                   EXHIBIT A
                                   ---------

(Attached to and forming a part of a Schedule 13G filed by Norwest Corporation on its own behalf regarding Ringer Corporation.)


Item 7
- ------

     (a) Northwest Venture Partners, a Minnesota Limited Partnership is a small business investment company filing pursuant to Rule 13d-1(c)

     (b) Norwest Bank Minnesota, National Association is a bank -- Item 3(b)

     (c) Norwest Growth Fund, Inc. is a small business investment company filing pursuant to Rule 13d-1(c)